Nevada Gold Appoints John Gallaway to Board of Directors

HOUSTON, Nov. 28, 2005 (PRIMEZONE) -- Nevada Gold & Casinos, Inc. (AMEX:UWN) today announced that John M. Gallaway has been appointed to the Company's Board of Directors.

Mr. Gallaway has more than 40 years' experience as a corporate executive in the gaming and hospitality industries. He served in the Office of the Chairman of Isle of Capri Casinos from 2003-2005 and as President and Chief Operating Officer from 1995-2003. Prior to Isle of Capri, Mr. Gallaway held such positions as Deputy Managing Director of Gaming at Sun International, President and General Manager of Trop World Casino and Entertainment Resort in Atlantic City, President and General Manager of the Tropicana Hotel and Casino in Las Vegas, Senior Vice President of Caesars Tahoe and Vice President of Hotel Operations at Caesars Palace in Las Vegas.

Mr. Gallaway is a past board member of the National Center for Responsible Gaming and the American Gaming Association, and he also chairs several charitable organizations.

"John's significant experience is a true asset, and we are delighted to have him join our Board," said H. Thomas Winn, Chairman and CEO. "We look forward to his contributions to our continued growth, especially as we focus on building our operational expertise."

Forward-Looking Statements

This release contains forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. We use words such as "anticipate," "believe," "expect," "future," "intend," "plan," and similar expressions to identify forward-looking statements. Forward-looking statements include, without limitation, our ability to increase income streams, to grow revenue and earnings, and to obtain additional Indian gaming and other projects. These statements are only predictions and are subject to certain risks, uncertainties and assumptions, which are identified and described in the Company's public filings with the Securities and Exchange Commission.

About Nevada Gold & Casinos

Nevada Gold and Casinos, Inc. (AMEX:UWN) of Houston, Texas, is a developer, owner and operator of gaming facilities and lodging and entertainment facilities in Colorado, California, Oklahoma, New York and New Mexico. The Company owns a 43% interest in the Isle of Capri-Black Hawk LLC, which owns Isle of Capri-Black Hawk and Colorado Central Station, both of which are in Black Hawk, Colorado. Colorado Grande Casino in Cripple Creek, Colorado is wholly owned and operated by Nevada Gold. The Company owns a 50% interest in the Tioga Downs Raceway in New York State and has a management contract for the facility. The Company also works with Native American tribes in a variety of capacities from the right to lease gaming equipment to development and management of their gaming properties. Native American projects consist of River Rock Casino in Sonoma County, California, Route 66 Casino west of Albuquerque, New Mexico, a casino to be built in Tulsa, Oklahoma for the Muscogee (Creek) Nation, a casino to be built in Pauma Valley, California for the La Jolla Band of Luisenyo Indians and a casino to be developed by Buena Vista Development Company, LLC in the city of Ione, California for Buena Vista Rancheria of Me-Wuk Indians. For more information, visit http://www.nevadagold.com.

CONTACT:
Nevada Gold & Casinos, Inc., Houston
H. Thomas Winn
713-621-2245

Integrated Corporate Relations
Don Duffy
203-222-9013